UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

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Date of Report (Date of earliest event reported): August 31, 2005

Whiting Petroleum Corporation
(Exact name of registrant as specified in its charter)

Delaware	1-31899	20-0098515
(State or other	(Commission File	(IRS Employer
jurisdiction of	Number)	Identification No.)
incorporation)

1700 Broadway, Suite 2300, Denver, Colorado 80290-2300
(Address of principal executive offices, including zip code)

(303) 837-1661
(Registrant's telephone number, including area code)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance SheetArrangement of a Registrant.

        On August 31, 2005, Whiting Petroleum Corporation (the “Company”) and its wholly-owned subsidiary Whiting Oil and Gas Corporation (“Whiting Oil and Gas”) entered into a Third Amended and Restated Credit Agreement with the financial institutions listed therein and JPMorgan Chase Bank, N.A., as Administrative Agent (the “Credit Agreement”). The Credit Agreement replaces Whiting Oil and Gas’ existing credit agreement. The Credit Agreement provides for a total commitment by the lenders of up to $1.2 billion with a borrowing base of $675.0 million as of August 31, 2005. The Credit Agreement also provides that the borrowing base will increase to $850.0 million upon the closing of the Company’s previously announced acquisition of the North Ward Estes properties from Celero Energy, LP, which the Company expects to occur on October 4, 2005. The borrowing base under the Credit Agreement is determined in the discretion of the lenders based on the collateral value of the proved reserves that have been mortgaged to the lenders, and is subject to regular redeterminations on May 1 and November 1 of each year as well as special redeterminations described in the Credit Agreement, including a reduction in the borrowing base of $0.25 per dollar of any permitted subordinated debt issued by the Company in the future. On August 31, 2005, Whiting Oil and Gas borrowed $391.2 million under the Credit Agreement to refinance the entire outstanding balance under the prior credit agreement.

        The Credit Agreement provides for interest only payments until August 31, 2010, when the entire amount borrowed is due. Whiting Oil and Gas may, throughout the five-year term of the Credit Agreement, borrow, repay and reborrow up to the borrowing base in effect from time to time. Interest accrues, at Whiting Oil and Gas’ option, at either (1) the base rate plus a margin where the base rate is defined as the higher of the prime rate or the federal funds rate plus 0.5% and the margin varies from 0% to 0.5% depending on the utilization percentage of the borrowing base, or (2) at the LIBOR rate plus a margin where the margin varies from 1.00% to 1.75% depending on the utilization percentage of the borrowing base. Commitment fees of 0.25% to 0.375% accrue on the unused portion of the borrowing base, depending on the utilization percentage.

        The Credit Agreement contains restrictive covenants that may limit the Company’s ability to, among other things, pay cash dividends, incur additional indebtedness, sell assets, make loans to others, make investments, enter into mergers, enter into hedging contracts, change material agreements, incur liens and engage in certain other transactions without the prior consent of the lenders and requires the Company to maintain a debt to EBITDAX (as defined in the Credit Agreement) ratio of less than 3.5 to 1 and a working capital ratio of greater than 1 to 1. In addition, while the Credit Agreement allows the Company’s subsidiaries to make payments to the Company so that the Company may pay interest on its senior subordinated notes, the Credit Agreement generally does not allow the Company’s subsidiaries to make payments to the Company to pay principal on the senior subordinated notes. The Credit Agreement is secured by a first lien on all of Whiting Oil and Gas’ properties included in the borrowing base for the Credit Agreement. The Company and its wholly-owned subsidiary Equity Oil Company have guaranteed the obligations of Whiting Oil and Gas under the Credit Agreement, the Company has pledged the stock of Whiting Oil and Gas and Equity Oil Company as security for its guarantee and Equity Oil Company has mortgaged all of its properties included in the borrowing base for the Credit Agreement as security for its guarantee.

        The Credit Agreement also contains customary events of default. The lenders may declare any outstanding obligations under the Credit Agreement immediately due and payable upon the occurrence of an event of default. In addition, the amount of any outstanding obligations under the Credit Agreement will be immediately due and payable in the event that the Company or any of its subsidiaries that are obligors or guarantors under the Credit Agreement becomes the subject of voluntary or involuntary proceedings under any bankruptcy, insolvency or similar law.

        A copy of the Credit Agreement is filed as Exhibit 4 hereto and is incorporated by reference herein. The foregoing description of the Credit Agreement is qualified in its entirety by reference to such exhibit.

Item 9.01.	Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired. Not applicable.

(b)	Pro Forma Financial Information. Not applicable.

(c)	Exhibits:

(4)	Third Amended and Restated Credit Agreement, dated August 31, 2005, among Whiting Oil and Gas Corporation, Whiting Petroleum Corporation, the financial institutions listed therein and JPMorgan Chase Bank, N.A., as Administrative Agent.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WHITING PETROLEUM CORPORATION
Date: August 31, 2005	By: /s/ James J. Volker
James J. Volker
Chairman, President and
Chief Executive Officer

WHITING PETROLEUM CORPORATION
FORM 8-K
EXHIBIT INDEX

Exhibit Number	Description

(4)	Third Amended and Restated Credit Agreement, dated August 31, 2005, among Whiting Oil and Gas Corporation, Whiting Petroleum Corporation, the financial institutions listed therein and JPMorgan Chase Bank, N.A., as Administrative Agent.